Exhibit 99.D

STOCK PURCHASE AGREEMENT

This Stock Transfer Agreement (this “Agreement”) is made and entered into by and among AEA Growth Equity Fund LP, AEA Growth Equity Fund (Parallel) LP (each a “Transferor” and collectively, the “Transferors”) and HealthQuest Tactical Opportunities Fund, L.P. (“Transferee”) effective as of the first date on which each of the parties hereto has executed and delivered this Agreement to the other parties hereto.

RECITALS

American Oncology Network, LLC, a Delaware limited liability company (the “AON LLC”) and GEF AON Holdings Corp. (formerly a wholly-owned subsidiary of the Transferors) are party to that certain Amended and Restated Class C Convertible Preferred Unit Purchase Agreement, by and between American Oncology Network, LLC and GEF AON Holdings Corp., dated as of June 7, 2023 (the “Acquisition Agreement”);

Transferors desire to sell, and Transferee desires to purchase, shares of the Series A Preferred Stock par value $0.0001 (the “Shares”) of American Oncology Network, Inc. (“New AON”) upon the terms and conditions set forth herein, which Transferors received in respect of Class C Preferred Convertible Units held by GEF AON Holdings Corp. through a series of transactions set forth in that certain Third Amended and Restated Business Combination Agreement, dated as of June 14, 2023 (the “BCA”); and

New AON and the Transferors are parties to and/or its affairs are governed by the following governing documents (collectively Acquisition Agreement, the “Governing Documents”): (i) the Amended and Restated Certificate of Incorporation and Certificate of Designations, each as filed with the Secretary of State of the State of Delaware on September 20, 2023 (collectively the “Charter”); (ii) New AON’s Amended and Restated Bylaws as currently in effect; and (iii) that certain Amended and Restated Registration Rights Agreement, dated as of September 20, 2023, by and among New AON and the other parties set forth therein, as amended from time to time (the “Registration Rights Agreement”).

In consideration of the mutual agreements contained in this Agreement, and intending to be legally bound by the terms and conditions of this Agreement, the parties agree as follows:

AGREEMENT

1. SALE AND PURCHASE OF SHARES. Subject to the terms and conditions of this Agreement, Transferee hereby agrees to purchase from Transferors at the Closing (as defined below), and Transferors hereby agrees to transfer, sell and deliver to Transferee at the Closing, all of Transferors’ right, title and interest in and to, including all rights associated therewith in accordance with the Governing Documents, an aggregate of 2,046,775 Shares, for the aggregate purchase price of $19,999,992.46 (the “Purchase Price”). As used in this Agreement, “Shares” shall include all of the Shares to be sold and transferred under this Agreement and all securities, property and other rights received (i) in replacement of the Shares, (ii) as a result of conversion of the Shares, (iii) as a result of a dividend or stock split in respect of the Shares and (iv) as substitution for the Shares in a recapitalization, merger, reorganization or the like. Each Transferor will sell to Transferee the number of Shares as follows:

Transferor	Series A Preferred Stock	Purchase Price
AEA Growth Equity Fund LP	1,486,695	$14,527,189.74
AEA Growth Equity Fund (Parallel) LP	560,080	$5,472,802.72

2. CLOSING. The closing of the sale and purchase of the Shares shall take place on October 30, 2023, or such other date as the parties hereto mutually agree in writing (the “Closing”). At the Closing:

(i) Transferors shall have delivered to Transferee prior to the Closing an Internal Revenue Service (“IRS”) Form W-9 or appropriate IRS Form W-8, as applicable;

(ii) Transferee hereby agrees to pay the Purchase Price to each Transferor on the date of the Closing by wire transfer of immediately available funds to Transferors’ account designated in writing to Transferee at least two business days prior to the Closing;

(iii) Transferee hereby agrees to pay an aggregate of $661,867.78 to Transferors on the date of the Closing by wire transfer of immediately available funds to Transferors’ account designated in writing to Transferee at least two business days prior to the Closing, which represents Transferors’ good faith estimate of the Transferee’s pro rata share of interest expense associated with the credit facility obtained by Transferors in connection with its initial investment in AON LLC; provided that two business days prior to the Closing, Transferors shall either (x) confirm to Transferee that $661,987.78 remains the correct calculation of Transferee’s pro rata share of the associated interest expense, or (y) provide an updated interest amount that is mutually acceptable in good faith to Transferors and Transferee, along with any documents and information that Transferee may reasonably request in order to permit Transferee to verify the calculation of such updated interest amount;

(iv) Upon receipt of the Purchase Price, Transferors shall instruct New AON or its transfer agent (A) to cancel the stock certificate(s) representing or ownership notice all of the Shares and to issue a new stock certificate(s) or ownership notices evidencing the Shares being purchased by Transferee and (B) to register in its books and records the number of the Shares sold and transferred by Transferors and acquired by Transferee hereunder;

(v) Transferee shall deliver a duly executed signature page or joinder agreement to the Registration Rights Agreement and become bound by and a party to the Registration Rights Agreement; and

(vi) Each Transferor shall deliver a duly authorized and executed Stock Power and Assignment Separate from Stock Certificate, in substantially the form attached hereto as Exhibit A.

3. REPRESENTATIONS, WARRANTIES AND COVENANTS OF TRANSFEREE. Transferee agrees and represents and warrants to Transferors that as of the date of this Agreement and as of the Closing:

3.1 Authorization. All legal action on the part of Transferee necessary for the authorization, execution and delivery of this Agreement, the performance of all obligations of Transferee hereunder and the transfer of the Shares hereunder has been taken, and this Agreement, assuming the due authorization, execution and delivery by each Transferor, shall constitute valid and legally binding obligations of Transferee, enforceable against Transferee in accordance with its terms, except as limited by applicable bankruptcy, insolvency, moratorium or other similar federal or state laws affecting the rights of creditors, and as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies. The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby will not result in a violation of, or default under, any instrument, judgment, order, writ, decree or contract known to Transferee.

3.2 Purchase for Own Account for Investment. Transferee is purchasing the Shares for Transferee’s own account, for investment purposes only and not with a view to, or for sale in connection with, a distribution of the Shares within the meaning of the Securities Act of 1933, as amended (the “1933 Act”). Transferee does not, as of the date of the Closing, have any contract, undertaking, agreement or arrangement with any person or entity, or, as of the date of the Closing, any current intent to enter into any such contract, undertaking, agreement or arrangement, to sell, transfer or grant participations to any such person or entity, with respect to any of the Shares. Transferee has not been formed for the specific purpose of acquiring the Shares.

3.3 Understanding of Risks. Transferee is fully aware of: (i) the speculative nature of the Shares; (ii) the financial hazards involved; (iii) the lack of liquidity of the Shares and the restrictions on transferability of the Shares (e.g., that Transferee may not be able to sell or dispose of the Shares or use them as collateral for loans, other than in the ordinary course of business as a company primarily engaged in investing); and (iv) the tax consequences of acquiring the Shares.

3.4 Transferee’s Qualifications. By reason of Transferee’s business or financial experience, and in particular its prior experience in acquiring public and private shares of companies, Transferee is capable of evaluating the merits and risks of this purchase, has the ability to protect Transferee’s own interests in this transaction and is financially capable of bearing a total loss of the Shares being purchased by Transferee. Transferee hereby acknowledges that Transferor has not made any representations regarding the business, management, financial affairs or prospects of New AON, nor has Transferee relied on any representation or statement of Transferor, other than those set forth in this Agreement, in making Transferee’s investment decision to purchase the Shares. Transferee: (i) is a sophisticated individual or entity familiar with transactions similar to those contemplated by this Agreement; (ii) has adequate information concerning the business and financial condition of New AON to make an informed decision regarding the sale of the Shares; and (iii) has independently and without reliance upon Transferor, and based on such information and the advice of such advisors as Transferee has deemed appropriate, made Transferee’s own analysis and decision to enter into this Agreement. Transferee acknowledges that neither Transferor nor Transferor’s affiliates or agents is acting as a fiduciary or financial or investment adviser to Transferee, and that neither Transferor nor Transferor’s affiliates or agents have given Transferee any investment advice, opinion or other information on whether the sale of the Shares is prudent or advisable. Transferee is not basing its decision to purchase the Shares on any material non-public information of New AON. Transferee understands that Transferor will rely on the accuracy and truth of the foregoing representations, and Transferee hereby consents to such reliance.

3.5 Accredited Investor. Transferee is an “accredited investor” within the meaning of Regulation D promulgated under the 1933 Act.

3.6 No General Solicitation. At no time was Transferee presented with or solicited by any publicly issued or circulated newspaper, mail, radio, television or other form of general advertising or solicitation in connection with the Shares.

3.7 Compliance with Securities Laws. Transferee understands and acknowledges that, in reliance upon the representations and warranties made by Transferors and Transferee herein and the bona fide nature of Transferee’s investment intent, the Shares are not being registered with the Securities and Exchange Commission (“SEC”) under the 1933 Act or being qualified under the California Corporate Securities Law of 1968, as amended (the “Law”), but instead are being transferred under an exemption or exemptions from the registration and qualification requirements of the 1933 Act and the Law which impose certain restrictions on Transferee’s ability to transfer the Shares. If Transferee is a not a “U.S. person” or is deemed not to be a “U.S. person” under Rule 902(k)(2) of the 1933 Act, Transferee represents that Transferee is satisfied as to the full observance of the laws of Transferee’s jurisdiction in connection with the transactions contemplated by this Agreement and Transferee’s purchase and payment for, and continued beneficial ownership of, the Shares will not violate any applicable securities or other laws of Transferee’s jurisdiction.

3.8 Restricted Securities. Transferee understands that New AON was previously a “shell company” subject to Rule 144(i) and that the Shares are “restricted securities” under applicable U.S. federal and state laws and that, pursuant to these laws, Transferee must hold the Shares indefinitely unless they are registered with the SEC and/or qualified by state authorities, or an exemption from such registration and qualification requirements is available. Transferee further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Shares, requirements relating to New AON which are outside of Transferee’s control, and which New AON is under no obligation and may not be able to satisfy.

3.9 OFAC. Neither Transferee, nor to the knowledge of Transferee any affiliate of Transferee, nor any officer, manager, or principal employee of the Transferee is on the list of Specially Designated Nationals and Blocked Persons issued by the Office of Foreign Assets Control of the U.S. Department of Treasury.

4. REPRESENTATIONS AND WARRANTIES OF TRANSFERORS. Each Transferor represents and warrants to Transferee that as of the date of this Agreement and as of the Closing:

4.1 Authorization. All legal action on the part of Transferor and its partners necessary for the authorization, execution and delivery of this Agreement, the performance of all obligations of Transferor hereunder and the transfer of the Shares hereunder has been taken, and this Agreement, assuming the due authorization, execution and delivery by Transferee, shall constitute valid and legally binding obligations of Transferor, enforceable against Transferor in accordance with its terms, except as limited by applicable bankruptcy, insolvency, moratorium or other similar federal or state laws affecting the rights of creditors, and as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies. The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby will not result in a violation of, or default under, any instrument, judgment, order, writ, decree or contract known to Transferor, or an event that results in the creation of any lien, charge or encumbrance upon the Shares.

4.2 Transfer for Own Account. Transferor is selling the Shares for Transferor’s own account only and not with a view to, or for sale in connection with, a distribution of the Shares within the meaning of the 1933 Act.

4.3 No General Solicitation. At no time has Transferor or any person acting on its behalf presented Transferee with or solicited Transferee through any publicly issued or circulated newspaper, mail, radio, television or other form of general advertisement or solicitation in connection with the transfer of the Shares.

4.4 No Broker-Dealer. Transferor has not effected this transfer of shares by or through a broker-dealer of any kind and agrees that it will indemnify Transferee for any liability to any broker or dealer in respect of the transactions contemplated hereby. Transferee is not and will not become obligated to pay any compensation to any broker, finder or financial advisor as a result of the consummation of the transactions contemplated by this Agreement based upon any arrangement made by or on behalf of Transferor or any of Transferor’s affiliates or agents.

4.5 Title to Shares. Transferor owns all right, title and interest (legal and beneficial) in and to the Shares. Immediately prior to the Closing, Transferor had valid, good and marketable title to the Shares to be transferred under this Agreement in the Closing, free and clear of any pledge, lien, security interest, encumbrance, options, claim or restrictions (collectively, “Liens”). At the date of the Closing, Transferor’s entire right, title and interest in and to the Shares to be transferred under this Agreement in the Closing shall have been conveyed to Transferee as set forth herein. Transferor has valid, good and marketable title to the Shares being transferred by Transferor, and the right and authority to sell such Shares to Transferee pursuant to this Agreement and without any third-party consent.

4.6 Authority. Transferor has full legal right and capacity to enter into and perform its obligations under this Agreement and to transfer the Shares under this Agreement.

4.7 Non-Contravention. The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not result in the creation or imposition of any Lien on the Shares, nor would result in any violation, default or breach of any provision of any instrument (in each case with or without due notice or lapse of time or both), judgment, order, writ, decree, contract, agreement, applicable law, statute, rule, regulation, order, injunction or similar obligation to which Transferor is a party or by which the Shares may be bound. Transferor is not in default or breach (and, to the knowledge of Transferor, no set of facts exist that with the passage of time or otherwise would constitute a default or breach by Transferor) under any instrument, judgment, order, writ, decree, contract or agreement relating to the Shares to which Transferor is a party or by which Transferor is bound, including, without limitation, the Governing Documents.

4.8 Transferor Can Protect Its Interest. Transferor represents that by reason of its business or financial experience, Transferor has the capacity to protect its own interests in connection with the transactions contemplated in this Agreement. Transferor expressly acknowledges and understands that the Shares may increase in value after the date hereof. Transferor confirms, acknowledges, and understands that by selling and transferring the Shares, Transferor will irrevocably forego all potential or actual gain that might be realized if Transferor had continued to hold such Shares. Transferor hereby acknowledges that Transferee has not made any representations regarding the business, management, financial affairs or prospects of New AON, nor has Transferor relied on any representation or statement of Transferee, other than those set forth in this Agreement, in making Transferor’s investment decision to sell the Shares.

4.9 Accredited Investor. Transferor is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the 1933 Act.

4.10 Litigation. There is no action, suit, proceeding or investigation pending or, to Transferor’s knowledge, threatened against Transferor in connection with Transferor’s ownership of the Shares or any action or inaction by Transferor as a security holder or creditor of New AON, nor is Transferor aware of any facts that might result in any such action, suit, proceeding or investigation. There is no action, suit, proceeding or investigation by Transferor currently pending or that Transferor intends to initiate that relates to the Shares or otherwise relates to New AON. Transferor has not made any claims for indemnification pursuant to the Acquisition Agreement and is not aware of any basis for any such indemnification claim.

4.11 Advice of Counsel; Tax Matters. Transferor has been advised to consult with Transferor’s own attorney regarding legal matters concerning the Shares and to consult with an independent tax advisor regarding the U.S. federal, state, local and non-U.S. tax consequences of the transactions contemplated by this Agreement. Transferor is relying solely on Transferor’s separate legal and tax advisors and not on any statements or representations of Transferee for any legal or tax advice with respect to the transactions contemplated by this Agreement. Transferor acknowledges that Transferor is entirely responsible for (i) any and all U.S. federal, state, local and non-U.S. tax consequences to Transferor in connection with the transactions contemplated by this Agreement and (ii) paying Transferor’s own taxes and for filing all necessary tax returns with respect thereto.

4.12 Sophistication. Transferor: (i) is a sophisticated individual or entity familiar with transactions similar to those contemplated by this Agreement; (ii) has adequate information concerning the business and financial condition of New AON to make an informed decision regarding the sale of the Shares; and (iii) has independently and without reliance upon Transferee, and based on such information and the advice of such advisors as Transferor has deemed appropriate, made Transferor’s own analysis and decision to enter into this Agreement. Transferor acknowledges that neither Transferee nor Transferee’s affiliates or agents is acting as a fiduciary or financial or investment adviser to Transferor, and that neither Transferee nor Transferee’s affiliates or agents have given Transferor any investment advice, opinion or other information on whether the sale of the Shares is prudent or advisable. Transferor is not basing its decision to sell the Shares on any material non-public information of New AON. Transferor understands that Transferee will rely on the accuracy and truth of the foregoing representations, and Transferor hereby consents to such reliance.

4.13 Notification. To the Transferor’s knowledge, no former or current affiliate of Transferor was or has been provided any notices, documents or information pursuant to Section 5.5 of the Acquisition Agreement.

4.14 Price Per Share. Transferor has not sold, and is not engaged in any discussions to transfer or party to any agreement to transfer, shares of Series A Preferred Stock of New AON at a price per share less than the price per share resulting from the quotient of (i) the Purchase Price; divided by (ii) the Shares transferred pursuant to Section 1.

5. STOCKHOLDER VOTING MATTERS AND GOVERNING DOCUMENTS.

5.1 Stockholder Voting Matters. Transferee acknowledges that voting decisions with respect to the Shares will be made by the holders of the outstanding Shares in accordance with New AON’s Charter and applicable law. Without the prior written consent of Transferee, Transferors will not, for so long as (x) they own any shares of Series A Preferred Stock of New AON and (y) Transferee continues to own any Shares acquired hereunder and such Shares remain Series A Preferred Stock: (i) approve or consent to any action requiring the approval or consent of the holders of New AON Series A Preferred Stock pursuant to Section 4(b) of the Certificate of Designations of New AON that affect the powers, preferences (economic or otherwise) or special rights of any holder of New AON Series A Preferred Stock in a manner different than the Transferors; and (ii) approve any amendment of Section 4(b) of the Certificate of Designations of New AON.

5.2 Governing Documents. Transferee acknowledges that each Transferor is a party to the applicable Governing Documents, and all benefits of the Transferors under the Governing Documents shall inure to the benefit of Transferee, including but not limited to assignment of all rights pursuant to Section 7.2 of the Registration Rights Agreement. Transferors will cause the Company to execute a Joinder Agreement or counterpart signature page to the Registration Rights Agreement and to admit the Transferee as a “Holder” under the terms and conditions of the Registration Rights Agreement. Transferors further acknowledge that Transferee will be bound by and subject to the terms and conditions of the Registration Rights Agreement as they apply to Transferor.

6. RESTRICTIVE LEGENDS AND STOP-TRANSFER ORDERS.

6.1 Legends. Transferee authorizes New AON and its agents to place on any certificate or notice of issuance for the Shares any legends required under applicable securities laws.

6.2 Stop-Transfer Instructions. Transferee agrees that, in order to ensure compliance with the restrictions imposed by this Agreement, New AON may issue appropriate “stop-transfer” instructions to its transfer agent, if any.

7. GENERAL PROVISIONS.

7.1 Successors and Assigns; Assignment; Survival. The rights and obligations of Transferors and Transferee under this Agreement may only be assigned with the prior written consent of Transferee or Transferors, respectively. Except as otherwise provided in this Agreement, this Agreement, and the rights and obligations of the parties hereunder, will be binding upon and inure to the benefit of their respective successors, assigns, heirs, executors, administrators and legal representatives. The representations, warranties and covenants contained herein shall survive the execution and delivery of the Agreement and the Closing.

7.2 Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to that body of laws pertaining to conflict of laws. Any action brought by a party under or in relation to this Agreement, including without limitation to interpret or enforce any provision of this Agreement, shall be brought in, and each party agrees to and does hereby submit to the jurisdiction and venue of, any state or federal court located in the state of Delaware. THE PARTIES WAIVE THEIR RIGHT TO A TRIAL BY JURY WITH RESPECT TO DISPUTES ARISING UNDER THIS AGREEMENT AND CONSENT TO A BENCH TRIAL WITH THE APPROPRIATE JUDGE ACTING AS THE FINDER OF FACT.

7.3 Further Assurances. The parties agree to execute such further documents and instruments and to take such further actions as may be reasonably necessary to carry out the purposes and intent of this Agreement.

7.4 Entire Agreement. This Agreement and the documents referred to herein, including but not limited to, the Registration Rights Agreement, as applicable, constitute the entire agreement and understanding of the parties with respect to the subject matter of this Agreement, and supersede all prior understandings and agreements, whether oral or written, between or among the parties hereto with respect to the specific subject matter hereof.

7.5 Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

7.6 Severability. If any provision of this Agreement is determined by any court or arbitrator of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such provision will be enforced to the maximum extent possible given the intent of the parties hereto. If such clause or provision cannot be so enforced, such provision shall be stricken from this Agreement and the remainder of this Agreement shall be enforced as if such invalid, illegal or unenforceable clause or provision had (to the extent not enforceable) never been contained in this Agreement.

7.7 Amendment and Waivers. This Agreement may be amended or modified and any term may be waived, only by a prior written agreement executed by each of the parties hereto. No amendment of or waiver of, or modification of any obligation under this Agreement will be enforceable unless set forth in a writing signed by the party against which enforcement is sought. Any amendment effected in accordance with this section will be binding upon all parties hereto and each of their respective successors and assigns. No delay or failure to require performance of any provision of this Agreement shall constitute a waiver of that provision as to that or any other instance. No waiver granted under this Agreement as to any one provision herein shall constitute a subsequent waiver of such provision or of any other provision herein, nor shall it constitute the waiver of any performance other than the actual performance specifically waived.

7.8 Taxes. Each of Transferors and Transferee has reviewed with its own tax advisors the U.S. federal, state, local and non-U.S. tax consequences of the transactions contemplated by this Agreement and except as set forth herein shall bear any and all taxes imposed on such party under any applicable law with respect to the transactions contemplated by such party hereunder, if and as applicable, including but not limited to all stamp duties, broker fees, similar taxes and other expenses, costs and fees shall be paid by the party incurring such expense.

7.9 Notices.

(i) All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt, or (i) personal delivery to the party to be notified, (ii) when sent, if sent by electronic mail during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next business day, (iii) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one business day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their address as set forth below:

If to Transferee:

Attn: Chief Financial Officer

HealthQuest Capital

555 Twin Dolphin Drive, Suite 370

Redwood City, CA 94065

Email: manfred@hqcap.com

With copies to:

Attn: General Counsel

805 Las Cimas Parkway, Suite 245

Austin, TX 78746

Email: legal@hqcap.com

And;

Attn: Garheng Kong

805 Las Cimas Parkway, Suite 245

Austin, TX 78746

Email: garheng@hqcap.com

And a copy which shall not constitute notice to:

Attn: Bennett L. Yee

Gunderson Dettmer Stough Villeneuve Franklin & Hachigian LLP

550 Allerton Street

Redwood City, CA 94063

Email: notices@gunder.com

If to Transferors:

c/o AEA Growth Management LP

520 Madison Avenue 40th Floor

New York, NY 10022

Attention: General Counsel

Email: compliance@aeainvestors.com

And a copy which shall not constitute notice to:

Cooley LLP

3175 Hanover Street

Palo Alto, CA 94304

Attention: Seth Gottlieb & Sepideh Mousakhani

Email: sgottlieb@cooley.com; smousakhani@cooley.com

(ii) Each party hereto consents to the delivery of any stockholder notice pursuant to the Delaware General Corporation Law (the “DGCL”), as amended or superseded from time to time, by electronic transmission pursuant to Section 232 of the DGCL (or any successor thereto) at the e-mail address set forth in this Section 7.9. To the extent that any notice given by means of electronic transmission is returned or undeliverable for any reason, the foregoing consent shall be deemed to have been revoked until a new or corrected e-mail address has been provided, and such attempted electronic notice shall be ineffective and deemed to not have been given. Each party agrees to promptly notify the other party of any change in its e-mail address, and that failure to do so shall not affect the foregoing.

7.10 Legal Fees. Each party hereto shall be responsible for its own costs and expenses incurred or to be incurred in negotiating and preparing this Agreement and in closing and carrying out the transactions contemplated by this Agreement.

7.11 Advice of Counsel. Each party to this agreement hereby acknowledges that this Agreement was prepared by Cooley LLP (“Cooley”), outside counsel to the Transferors, solely on behalf of the Transferors. Transferee hereby further acknowledges that (i) it has had the opportunity to be, or have been, represented by independent counsel in connection with such party’s negotiation, execution and delivery of this Agreement and (ii) Cooley has represented solely the Transferors with respect to such negotiation, execution and delivery.

7.12 Confidentiality. The terms and existence of this Agreement are strictly confidential and shall not be disclosed by a party hereto to any third party without the prior written consent of the other party hereto; provided, however, that a party hereto may disclose the terms and existence of this Agreement (i) to New AON, (ii) to such party’s limited or general partners, members, affiliates, advisory board members, attorneys, accountants or other professional advisors or a prospective purchasers of the Shares, (ii) as may be required by law, or requested by any government regulatory or self-regulatory agency or authority, or under the Governing Documents, or (iv) to existing or prospective investors in connection with each parties’ normal fund raising, co-investment efforts, marketing, informational or reporting activities. This provision shall survive the termination of this Agreement.

7.13 No Publicity. Without the prior written consent of the other party, each party to this Agreement shall not use the name of any other party hereto in any publicity or advertising and shall not issue a press release or otherwise publicize or disclose any information related to the existence of this Agreement or the terms or conditions herein, except as set forth in Section 7.12.

7.14 Registration Rights. Transferors will cause New AON to include Transferee as a selling stockholder offering for resale all shares of Class A common stock of New AON, par value $0.0001 per share, issuable upon conversion of the Shares acquired hereunder and any other information required for such purpose by the rules of the U.S. Securities and Exchange Commission, in each cash, in the Form S-1 Shelf (as defined in BCA) required to be submitted or filed by New AON under Section 2.1.1 of the BCA.

[THIS SPACE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have executed this Stock Transfer Agreement as of October 9, 2023.

TRANSFERORS:

AEA GROWTH EQUITY FUND LP

By: AEA Growth Equity Partners LP
Its general partner

By: AEA Growth Equity GP LLC
Its general partner

By:	/s/ Barbara L. Burns
Name:	Barbara L. Burns
Title:	Vice President and Secretary

AEA GROWTH EQUITY FUND (PARALLEL) LP

By: AEA Growth Equity Partners LP
Its general partner

By: AEA Growth Equity GP LLC
Its general partner

By:	/s/ Barbara L. Burns
Name:	Barbara L. Burns
Title:	Vice President and Secretary

IN WITNESS WHEREOF, the parties have executed this Stock Transfer Agreement as of October 9, 2023.

TRANSFEREE:

HEALTHQUEST TACTICAL OPPORTUNITIES FUND, L.P.

By: HealthQuest TOF Management, L.L.C.,
Its General Partner

By:	/s/ Garheng Kong
Name:	Garheng Kong
Title:	Managing Member